Exhibit (c)(7) Project Aviary Presentation to the Board of Directors May 29, 2026

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Situation Update ▪ Centerview and TD Cowen contacted Morgan Stanley, Toucan’s advisors, before Memorial Day Weekend to connect for an update – Last contact between the advisors had been at the end of April to discuss potential transaction constructs – Strong Pelican in the interim following recent coverage decisions ▪ On 5/27, Morgan Stanley relayed the preliminary outlines of a cash-and-stock acquisition structure for the Pelican Board’s consideration and a potential timeline th – Chris and Eric will be together at ASCO (Saturday, May 30 ) – Can reserve formal response pending further Board discussion – Discussion at ASCO can remain general, in keeping with prior conversations If a high level conceptual alignment is reached, diligence conversations can progress – Substantially all of Toucan’s business diligence is complete – Confirmatory / corporate due diligence remains, which could be finalized in weeks – Reverse diligence to be facilitated by Toucan 2

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican + Toucan: Relative Exchange Ratios Over Time Exchange ratio over time in stock-for-stock transaction (displayed at no premium deal) Favorable to Pelican Exchange Ratio Statistics Current / High: 0.21x Current 0.21x Minimum (7/02/24) 0.03x 0.20x Maximum (5/28/26) 0.21x 3-Month Average 0.14x 6-Month Average 0.14x 12-Month Average 0.12x As of 1/26/26 0.15x 0.15x 0.10x 0.05x Toucan Low: 0.03 x IPO Favorable to 0.00x Toucan Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 3 Source: FactSet as of 5/28/26. Note: Exchange ratio is calculated as Pelican’s share price divided by Toucan’s share price.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Analysis at Various Prices ▪ Pelican currently trading at/above levels at time of Toucan approach ▪ Recent Toucan rally, but stock remains ~25% below January prices For Reference – Toucan Share Price Today: $51.29 Toucan Share Price at Initial Overture: $67.63 Today Implied Value at Today’s Exchange Ratio vs. Jan-26 Initial Overture Prem. / (Disc.) vs. Curr. 70% Stock, 30% Cash Implied % Prem. % Prem. Implied Pro Forma Implied Implied Implied Price Equity Transaction 1-Day 30-Day Pelican Exchange Price per Equity Transaction (1) (2) (3) (4) (1) (2) per Share (5/28/26) VWAP Share Value Value Ownership Ratio (70%) Value Value Pelican Share $10.98 $1,255 $1,023 – +62% 7% 0.1499x $13.43 $1,423 $1,191 Price Today 11.00 1,258 1,025 +0% +62% 7% 0.1501x 13.45 1,663 1,430 11.50 1,318 1,086 +5% +70% 8% 0.1570x 14.06 1,742 1,510 12.00 1,379 1,147 +9% +77% 8% 0.1638x 14.68 1,821 1,589 12.50 1,440 1,208 +14% +84% 8% 0.1706x 15.29 1,900 1,668 13.00 1,501 1,269 +18% +92% 9% 0.1774x 15.90 1,980 1,747 13.50 1,562 1,329 +23% +99% 9% 0.1842x 16.51 2,059 1,827 14.00 1,623 1,390 +28% +106% 9% 0.1911x 17.12 2,138 1,906 14.50 1,683 1,451 +32% +114% 10% 0.1979x 17.73 2,217 1,985 15.00 1,744 1,512 +37% +121% 10% 0.2047x 18.35 2,297 2,064 Metrics $10.98 $6.78 $51.29 Source: Pelican Management, public filings, FactSet, and Bloomberg as of 5/28/26. Note: Dollars in millions, except per share data. Analysis assumes Toucan’s $750mm of convertible senior notes due 7/15/30 with a conversion price of $84.19 and $460mm principal amount of convertible senior notes due 5/15/32 with a conversion price of $69.26 are treated as debt. (1) Based on fully diluted Pelican shares outstanding: basic shares of 104.7mm as of 4/29/26 and dilution under treasury stock method (TSM) of 15.6mm stock options with a weighted-average exercise price (WAEP) of $5.14, 0.6mm RSUs, 0.1mm PBOs with a WAEP $1.61 and 0.6mm PSUs all 4 as of 3/31/26. (2) Based on $233mm cash and cash equivalents as of 3/31/26 and $1mm of software loans treated as debt as of 3/31/26. (3) Adjusted to reflect Toucan’s existing ownership of 13,039,067 Pelican shares, which are excluded from purchase consideration and pro forma ownership. (4) Based on Toucan’s spot (current) price of $51.29 (as of 5/28/26).

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Potential Forms of a Counter “$X Per Share Upfront and $Y Per Share in “Needs to be $X Per Share” Milestone Payments” ✓ Simplest structure ✓ Likely extract greatest headline deal value ✓ Compensate Pelican shareholders upfront ✓ Construct a “win-win” deal tied to bona fide business improvements ✓ Ability to introduce structure at a later point to bridge any remaining value gap ✓ Pelican participates in more of the upside ? Less upside participation (albeit stock ? May mute any improvement in upfront consideration still provides some) economics ? Toucan’s willingness / ability to fund ? More complicated / ideally tied to binary incremental cash or equity today, pending (vs. subjective) thresholds improved Toucan share price ? Form of CVR payment (cash vs. stock) Any specific counter will be informed by review of financial analysis and further Board discussion 5

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Next Steps ▪ Chris / Eric to meet at ASCO; formal feedback can be deferred pending further Board discussion 1 – Construct floated by Morgan Stanley can be described as inadequate – Board focused on fundamental value 2▪ Advisors to update current Pelican forecast and prepare initial Toucan valuation perspectives – Initial Toucan valuation perspectives to be refined pending reverse diligence, at the appropriate time – Present findings to the Pelican Board 3▪ Advisors to communicate a more formal counter following Board alignment 4 ▪ Toucan to respond to counter – Next steps thereafter pending further Board updates and alignment 6

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Appendix 7

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Toucan Stock Price Perspectives Toucan Share Price Implied Revenue Multiples Value Δ vs. Curr. 2026E 2027E (10/8/25) 52-Week High $103.25 +101% 12.3x 10.1x Wall Street Price Target High 100.00 +95% 11.9x 9.8x Wall Street Price Target Median 66.00 +29% 8.1x 6.7x 90-Day VWAP 52.26 +2% 6.5x 5.4x Current / At Market $51.29 -- 6.4x 5.3x 30-Day VWAP 50.27 (2%) 6.3x 5.2x (3/30/26) 52-Week Low 42.37 (17%) 5.4x 4.4x Wall Street Price Target Low 35.00 (32%) 4.5x 3.7x (6/25/24) All-Time Low 24.96 (51%) 3.3x 2.7x 8 Source: Bloomberg, Wall Street research and FactSet as of 5/28/26.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican + Toucan: Side By Side PMOs

Pelican

Public Market Overview	
Price as of 05/28/26	$10.98
Prem. / (Disc.) vs. 52-Wk. High	*(2%)*
Prem. / (Disc.) vs. 52-Wk. Low	*149%*
Fully Diluted Shares Outstanding[(1)]	114.3
Equity Value	**$1,255**
(Less): Cash as of 3/31/26	(233)
Plus: Debt as of 3/31/26	1
Plus: NCI	–
Enterprise Value	**$1,023**

Trading Multiples (Based on WS Consensus)		
EV / Sales	$mm	Multiple
2026E	$79	12.9x
2027E	114	9.0x
2028E	157	6.5x
EV / EBITDA		
2026E	($104)	NM
2027E	(87)	NM
2028E	(74)	NM

Toucan

Public Market Overview	
Price as of 05/28/26	$51.29
Prem. / (Disc.) vs. 52-Wk. High	*(50%)*
Prem. / (Disc.) vs. 52-Wk. Low	*21%*
Fully Diluted Shares Outstanding[(2)]	187.7
Equity Value	**$9,629**
(Less): Cash as of 3/31/26[(3)]	(875)
2030 Convertible Promissory Note	239
2030 Convertible Senior Notes	750
2032 Convertible Senior Notes	460
Plus: Debt as of 3/31/26	1,449
Plus: NCI	–
Enterprise Value	**$10,202**

Trading Multiples (Based on WS Consensus)		
EV / Sales	$mm	Multiple
2026E	$1,593	6.4x
2027E	1,940	5.3x
2028E	2,327	4.4x
EV / EBITDA		
2026E	$65	NM
2027E	125	NM
2028E	239	NM

Source: Company filings and FactSet as of 5/28/26. Note: Dollars in millions unless otherwise noted. (1) Based on 104.7mm basic shares outstanding as of 4/29/26 and dilutive impact under treasury stock method (TSM) of 15.6mm stock options with a weighted average exercise price (WAEP) of $5.14, 0.6mm RSUs, 0.1mm PBOs with a WAEP $1.61 and 0.6mm PSUs as of 3/31/26. (2) Based on 179.6mm basic shares outstanding as of 4/30/26 and dilutive impact under treasury stock method (TSM) of 5.4mm RSUs 2.7mm PSUs and 0.01mm RSAs as of 3/31/26. (3) Based on cash and cash equivalents of $521mm, marketable securities of $118mm, long term investments of $21mm, investment in joint venture of $82mm and proceeds from May 12th private offering net of $307.7mm debt paydown.

Centerview Partners | TD Cowen a division of TD Securities 9

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican + Toucan: Top 20 Shareholders Overlap

Pelican Top 20 Shareholders

Holder	Shares (mm)[1]	Value ($mm)	% Ownership[2]
Merck	14.0	$133	13.4%
Toucan	13.0	124	12.5%
Lightspeed	8.2	77	7.8%
ARK	7.9	75	7.6%
T. Rowe Price	6.3	60	6.0%
Deep Track	5.8	55	5.5%
Threadneedle	4.6	44	4.4%
BlackRock	4.4	42	4.2%
abrdn	3.5	33	3.3%
Columbia Management	3.0	28	2.8%
AIGH	2.9	28	2.8%
Vanguard	2.9	27	2.7%
Kennedy	2.2	21	2.1%
Blue Water Life Science Advisors	1.7	16	1.6%
Casdin	1.6	15	1.5%
Geode	1.3	12	1.2%
SSgA	1.1	11	1.1%
Dimensional Fund	1.0	9	0.9%
PFM Health Sciences	0.9	8	0.8%
Portolan	0.7	7	0.7%
Top 20	**87.0**	**$825**	**83.1%**

Toucan Top 20 Shareholders

Holder	Shares (mm)	Value ($mm)	% Ownership[3]
ARK	9.6	$453	5.4%
Vanguard	9.6	453	5.3%
Baillie Gifford	8.6	408	4.8%
Red Sky	8.1	380	4.5%
BlackRock	7.3	343	4.1%
GC Wealth Management	6.6	312	3.7%
SoftBank	5.4	255	3.0%
JPMorgan	4.9	232	2.7%
Amova	4.3	204	2.4%
Franklin Advisers	2.6	122	1.4%
Jennison	2.2	104	1.2%
Geode	1.9	92	1.1%
SSgA	1.7	80	0.9%
Morgan Stanley	1.7	79	0.9%
Alphabet	1.6	73	0.9%
Revolution	1.3	59	0.7%
Goldman Sachs	1.2	57	0.7%
Voloridge	1.2	55	0.7%
Clear Street	1.0	45	0.5%
BAMCO	0.9	42	0.5%
Top 20	**81.6**	**$3,848**	**45.4%**

Common Cross Shareholders

Source: FactSet as of 5/28/26. Note: Excludes insider ownership. (1) As of 3/31/2026. (2) Total number of shares based on 104.7mm basic shares of Pelican common stock outstanding as of 4/29/26. (3) Based on 179.6mm basic shares of Toucan common stock outstanding as of 4/30/26.

Centerview Partners | TD Cowen, a division of TD Securities

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